Walker Financial Corporation
                               10% Promissory Note

Dated: September 20, 2005                          Principal Amount: $125,000.00
Garden City, New York

            For Value Received, the undersigned, Walker Financial Corporation (together with its successors and assigns, "Walker"), a Delaware corporation, hereby promises to pay to Cindy Dolgin, an individual residing in the State of New York ("Lender"), the principal sum of One Hundred Twenty Five Thousand Dollars ($125,000.00), together with interest as set forth below.

1. Interest Rate. Until an event of Default shall have occurred, the principal amount evidenced by this Note shall bear interest at the rate of 10% per annum, computed on the basis of a 360-day year for the actual number of days elapsed (the "Applicable Interest Rate"). Upon the occurrence of an event of Default, the outstanding principal amount and any accrued but unpaid interest thereon shall bear interest until paid at the Applicable Interest Rate plus an additional 2% per annum (the "Default Interest Rate").

2. Additional Compensation: Lender shall additionally receive 175,000 warrants to acquire Walker Financial Corporation common stock carrying an exercise price of $ .30.

            2. Payment Date; Payment Method; Prepayment.

      (a) Payment Dates. Payment of all principal due under this Note shall be payable on the following dates:

                  January 15, 2006:                 $ 15,000.00
                  February 15, 2006:                  20,000.00
                  March 15, 2006                      25,000.00
                  April 15, 2006                      30,000.00
                  May 15, 2006                        35,000.00

Any accured and unpaid interest shall be due on May 15, 2006 (hereinafter the "Maturity Date"). Upon payment in full of the principal evidenced by this Note (and any accrued but unpaid interest thereon), Lender shall mark this Note "CANCELLED" and return this Note as so marked to Walker within five days after such payment in full is confirmed.

      (b) Payment Method. Payment of the principal evidenced by this Note (and any accrued but unpaid interest thereon) shall be made by check or wire transfer of immediately available funds to an account designated by Lender.

      (c) Voluntary Prepayment. Walker may pay, without penalty or premium, the principal amount evidenced by this Note (and any accrued but unpaid interest thereon), in whole or part, at any time up to the Maturity Date upon no less than five day's prior notice to Lender. Any partial prepayment shall first be applied against any accrued and unpaid interest due under this Note and then to the principal amount evidenced by this Note. In the event of a voluntary prepayment being less than the full amount outstanding under this Note (including any accrued but unpaid interest), upon surrender of this Note in connection with said partial prepayment, Walker shall deliver to Lender a new note substantially in the form of this Note and evidencing as principal any amount not so prepaid.

3. Default; Acceleration.

      (a) Any of the following shall constitute an event of Default under this
Note:

            (i) the failure by Walker to pay any amounts required to be paid under this Note on or before the date on which such payment was due;

            (ii) the breach or noncompliance by Walker of any of its representations, warranties or covenants contained in the Loan Agreement;

            (iii) Walker shall

                  (A) apply for or consent to the appointment of a receiver or trustee of Walker's assets;

                  (B) make a general assignment for the benefit of creditors;

                  (C) file a petition or other request no matter how denominated
            ("Petition") seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute ("Bankruptcy Statute"); or

                  (D) file an answer admitting the material allegations of a
            Petition filed against it in any proceeding under any Bankruptcy Statute;

            (iv) there shall have entered against Walker an order for relief under any Bankruptcy Statute; or

            (v) a Petition seeking an order for relief under any Bankruptcy Statute is filed by any one other than Walker and without Walker's consent or agreement which is not dismissed or stayed within 60 days after the date of such filing, or such Petition is not dismissed upon the expiration of any stay thereof.

      (b) Upon the occurrence of an event of Default, the unpaid principal amount evidenced by this Note (and any accrued but unpaid interest thereon) shall be immediately due and payable.

      (c) Until the occurrence of an event of Default, the principal amount evidenced by this Note shall bear interest at the Applicable Interest Rate and upon an event of Default, any unpaid principal amount and any accrued but unpaid interest thereon under this Note shall bear interest until paid at the Default Interest Rate.

4. Enforcement. All disputes regarding the enforcement or construction of this Note shall be resolved in accordance with the Loan Agreement and may not be resolved independently of the enforcement or construction of the Loan Agreement which has been made a part hereof.

5. Assignment.. This Note is not assignable by Walker, and any purported assignment of this Note shall be null and void and of no effect.

6. Governing Law. This Note and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and be performed wholly within such State, without regard to such State's conflicts of laws principles.

7. Notices. All requests, demands, notices and other communications required or otherwise given under this Agreement shall be sufficiently given if (a) delivered by hand against written receipt therefor, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

         If to Walker, to:      Mitchell Segal, President
                                Walker Financial Corporation
                                990 Stewart Avenue
                                Suite 60A
                                Garden City, New York 11530


         If to Lender, to:      Mrs. Cindy Dolgin
                                3 Jordan Drive
                                Great Neck, N.Y. 11021

or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this Section 8, to the other parties hereto. Each such request, demand, notice or other communication shall be deemed given (a) on the date of delivery by hand, (b) on the first business day following the date of delivery to an overnight courier or (c) three business days following mailing by registered or certified mail.

            IN WITNESS WHEREOF, the parties have executed or caused to be executed this Note as of the date first above written.

                                                Walker Financial Corporation


                                                By:
                                                   -----------------------------
                                                     Mitchell Segal, President

                                       3